UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2010

Brainstorm Cell Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-61610	20-8133057
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 East 59th Street
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 557-9000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2010, Brainstorm Cell Therapeutics Inc. (the “Company”) announced that Liat Sossover will be appointed the Company’s Chief Financial Officer. In connection with Ms. Sossover’s appointment as Chief Financial Officer, Brainstorm Cell Therapeutics Ltd., a wholly owned subsidiary of the Company, entered into an Employment Agreement with Ms. Sossover, dated as of June 23, 2010 (the “Employment Agreement”).  Under the Employment Agreement, Ms. Sossover will be paid 32,000 NIS (approximately $8,290) per month.  Ms. Sossover is also entitled to contributions on her behalf by the Company into a manager’s insurance fund, disability insurance and an education fund under the Employment Agreement.  In addition, the Company agreed to grant to Ms. Sossover an option to purchase 400,000 shares, subject to the Board of Director’s approval, of the Company’s common stock under the Company’s Amended and Restated 2004 Global Share Option Plan.  The option to be granted to Ms. Sossover will vest and become exercisable, subject to continued employment, as to 33.3% of the shares thereunder on each anniversary of the grant date until fully vested and exercisable on the third anniversary of the grant date.  The option shall expire on the tenth anniversary of the grant date.

From 2001 until June 2010, Ms. Sossover served as the Vice President of Finance of ForeScout Technologies, International.  In such role, Ms. Sossover managed the finance and accounting divisions, prepared financial statements and oversaw the investment policies of such company.

Ms. Sossover is 42 years old. There are no family relationships between Ms. Sossover and any director or other executive officer of the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 23, 2010	Brainstorm Cell Therapeutics Inc.

	By:	/s/ Rami Efrati
Rami Efrati
Chief Executive Officer